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                                    [Logo]

November 10, 1994

Mr. Barry Mendelson
ON ICE, INC.
517 North Robertson Blvd.
Suite 200
Los Angeles, CA 90048

Dear Barry:

This will confirm the following agreement reached between MAGIC PROMOTIONS, INC., an Ohio Corporation, having its place of business at 199 East Garfield Road, Aurora, OH 44202 (hereinafter referred to as "Magic") and ON ICE, INC. a Delaware corporation, having its place of business at 517 N. Robertson Blvd. Suite 200, Los Angeles, CA 90048 (hereinafter referred to as "Producer"):

1. Producer hereby agrees that Magic will invest as a Full Partner in the Nutcracker on Ice tours (hereinafter referred to as "Productions") encompassing two (2) separate touring companies listed as the "A" and "B" tours.

2. The "A" tour shall star Oksana Baiul, Viktor Petrenko and Brian Boitano and shall be presented in mainly arena venues. The "B" tour shall star Brian Orser and shall be performed in mainly proscenium theatre venues.

3. Both the "A" and the "B" tour shall be mounted for a total budget estimated at Five Hundred and Fifty Thousand ($550,000.00) for 1994. Inclusive in the budget is a flat General Management fee of Twenty Thousand Dollars ($20,000.00) and a flat Producer fee of Ten Thousand Dollars ($10,000.00).

4. The total investment amount from Magic is Two Hundred and Twenty Thousand Dollars ($220,000.00) As a Full Partner, Magic shall receive a forty percent (40%) interest in the show (including ownership of sets, costumes, props and the name) sharing in all profits and overages including, but not limited to, the following: Show guarantees, show overages, Merchandising, Television, Video sales, and Sponsorships. All revenue generated by Nutcracker on Ice for Magic and On Ice, Inc. will be received in perpetuity. As of the date of this Agreement, the following agreements regarding these revenue streams are being negotiated:


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On Ice, Inc./Magic Promotions, Inc. Agreement
November 10, 1994
Page 2 of 4

     A. Sony Signatures has paid On Ice, Inc. an advance for the tour Merchandising rights for the 1994 Nutcracker on Ice tour in the amount of $60,000.00 with an additional $60,000 to be paid in Jan. '95.

     B. A television deal is being negotiated with ESPN for rebroadcasting rights for One Hundred Thousand Dollars. Fifty percent (50%) of that amount, or Fifty Thousand Dollars ($50,000.00) will be paid directly to On Ice, Inc.

     C. A video deal is being negotiated with CBS/FOX for distribution rights for VHS videos of Nutcracker on Ice for One Hundred and Twenty Five Thousand Dollars $125,000.00). Fifty five percent (55%) of that amount, or Sixty Eight Thousand Seven Hundred and Fifty Thousand Dollars ($68,750.00) will be paid directly to On Ice, Inc.

     D. Revenues for television and tour sponsorships are presently estimated at Two Hundred and Fifty Thousand Dollars ($250,000.00).

     E. Separate from Nutcracker on Ice, On Ice, Inc. has a four year agreement with Sony Signatures for the Merchandising rights for Oksana Baiul. Fifty percent (50%) of all profits received by Sony Signatures for this deal goes directly to On Ice, Inc.

5. This agreement shall be in effect for the entire life of this Production and any future production of Nutcracker on Ice produced by On Ice, Inc., a subsidiary of On Ice, Inc. a company affiliated with Barry Mendelson, or a company assigned to Barry Mendelson or One Ice, Inc.

6. The recoupment for the total budget of Five Hundred and Fifty Thousand dollars ($550,000.00) will come out of first monies from all revenues listed in paragraph 4. above, minus the weekly operating expenses. The next Fifty Thousand Dollars ($50,000.00) for each part of the season shall be paid to Barry Mendelson as a Producing fee. All monies thereafter shall be split Sixty Percent (60%) to Producer and Forty Percent (40%) to Magic.


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On Ice, Inc./Magic Promotions, Inc. Agreement
November 10, 1994
Page 3 of 4

7. The daily budget for operating the "A" tour is estimated at Sixty Three Thousand Dollars ($63,000.00). The weekly budget for operating the "B" tour is estimated at Seventy Two Thousand Five Hundred Dollars ($72,500.00). In these amounts there will not be a weekly fee for the General Management or a weekly Associate Producing Fee.

8. The backup, method of payment and the timetable of payment for the tours initial investments and all profits shall be as follows:

     a. Daily show settlements for the tours shall be faxed to Magic no later than Noon P.S.T. of the following day and a weekly recap of gross revenues, overages and expenses shall be distributed via fax on Monday of every week of the tour, including December 12, 19, 26, 1994 and January 3, 1995.

     A. No later than December 30, 1994 all monies from overages shall be distributed to the Producers for credit against the initial investment.

     B. No later than January 25, 1995 all preliminary accounting audits shall be distributed to the Producers.

     C. No later than January 30, 1995, the total distribution of all investment money and tour profits, along with the final financial tour audit, shall be paid to the Producers.

9. Producer warrants and represents that it has the right to enter into this Agreement and that it does not have, nor will it incur, any obligations or commitments in conflict with the provisions hereof.

10. Producer represents that it has secured the necessary production rights for performance of the Production and that the cost of mounting the production is inclusive of costs of all royalties, arrangements, and licensing fees in connection therewith.



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On Ice, Inc./Magic Promotions, Inc. Agreement
November 10, 1994
Page 4 of 4

11. By combining the Memorandums of Understanding of June 20, 1994 and November 4, 1994, this Agreement constitutes the entire understanding between the parties and cannot be modified or terminated, except by an instrument in writing signed by both parties. It shall be construed in accordance with the laws of the State of Ohio.

Sincerely,

MAGIC PROMOTIONS, INC.
By: /s/ Lee D. Marshall
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    Mr. Lee D. Marshall, Vice President


Agreed and Accepted:
ON ICE, INC.
By: /s/ Barry Mendelson
    -------------------------------------
    Mr. Barry Mendelson
    President


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